EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Commences Patent Litigation
against Google and YouTube

New York, April 7, 2014–Network-1 Technologies, Inc.  (OTC BB: NTIP) announced today it has initiated patent litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of its patents relating to the identification of media content.

The patents being asserted are U.S. Patent No. 8,010,988 titled “Using Features From An Audio/OR Video Work To Obtain Information About The Work,” U.S. Patent No. 8,205,237 titled “Identifying Works, Using A Sub-Linear Time Search, Such As An Approximate Nearest Neighbor Search, for Initiating A Work-Based Action, Such As An Action On The Internet,”  U.S. Patent No. 8,640,179 titled “Method For Using Features From An Electronic Work,” and U.S. Patent No. 8,656,441 titled “System For Using Extracted Features From An Electronic Work.”

The lawsuit alleges that Google and YouTube have infringed and continue to infringe by making, using, selling and offering to sell unlicensed systems and products and services related thereto, which include YouTube’s Content ID system.

The patents being asserted are part of the patent portfolio (the “Portfolio”) acquired by Network-1 from Dr. Ingemar Cox, a recognized technology leader in digital watermarking, content identification, digital rights management, and related technologies.  The Portfolio covers advanced technologies relating to the identification of media content.   Since the acquisition of the Portfolio in February 2013, Network-1, with the assistance of Dr. Cox, has filed seven (7) additional patent applications relating to the inventions contemplated by the original specification.  To date, Network-1 has been granted two additional patents and anticipates further issuances of additional claims from the Portfolio.

Dr. Cox is currently a Professor at both the University of Copenhagen and at the University College London where he is Head of its Media Futures Group.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the acquired patents and the related pending and future patent applications and assists in Network-1’s efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES INC.

Network-1 Technologies Inc. is engaged in the acquisition, development, licensing, and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their technologies.   It currently owns twenty-one (21) patents covering various telecommunications and data networking technologies and technologies relating to document stream operating systems and the identification of media content.  Network-1 currently has sixteen (16) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other data networking vendors.  The Remote Power Patent covers the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S.  Patent and Trademark Office on April 21, 2001, and expires on March 11, 2020. In addition, Network-1 seeks to acquire additional intellectual property assets and enter into strategic relationships with third parties to monetize their intellectual property assets.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2013 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, risks related to the Inter Partes Review proceeding and reexamination proceeding involving Network-1’s Remote Power Patent pending at the United States Patent and Trademark Office, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies Inc.
(212) 829-5770